April 18, 1997


Dr. John L. Zabriskie
7051 Verdi Way
Naples, Florida  34108

Dear Dr. Zabriskie:

     This letter agreement (the "Agreement") will confirm our agreement regarding your separation from Pharmacia & Upjohn Management Company Ltd. (the "Company") and its affiliated companies.

     1. Termination Date. The effective date of your separation from all positions and employment with the Company and its Affiliates (as defined in paragraph 13), including as employee, officer and member of the Board of Directors is January 20, 1997, which is your "Termination Date" for purposes of this Agreement.

     2. Payments and Benefits. You shall be entitled to compensation and other payments and benefits in accordance with Exhibit 1, which is attached to, and forms a part of this Agreement.

     3. No Mitigation or Offset. The obligation of the Company and its Affiliates to make any payments provided for under this Agreement shall not (except as otherwise specifically provided herein) be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company or its Affiliates may have against you or others. In no event shall you be obligated to seek other employment or take other action by way of mitigation of the amounts payable to you under any of the provisions of this Agreement, and such amounts shall not be reduced (except as otherwise specifically provided herein) whether or not you obtain other employment.

     4. Assistance with Claims. You agree that you will assist the Company and its Affiliates in the defense of any third-party claims that may be made against the Company and its Affiliates arising out of activities for the Company and its Affiliates for which you had responsibility, and will assist the Company and its Affiliates in the prosecution of any such claims that may be made by the Company or any Affiliate. The Company will consult with you, and make reasonable efforts to schedule such assistance so as not to materially disrupt your business and personal affairs. You agree, unless precluded by law, to promptly inform the Company if you are asked to participate (or otherwise become involved) in any lawsuits involving such claims that may be filed against the Company or any Affiliate. You also agree, unless precluded by law, to promptly inform the Company if you are asked to assist in any investigation, whether governmental or private, of the Company or any Affiliate (or their actions) regardless of whether a lawsuit has then been filed against the Company or any Affiliate with respect to such investigation. The Company agrees to reimburse you for all of your reasonable out-of-pocket expenses associated with any such assistance at any time, including travel expenses, and, for services provided after December 31, 1998, to pay you a fee of $2,000 per day (or a pro rata fee for a portion of a day) for providing such services, such fee to be paid promptly following your submission of a statement.

     5. Competition. You agree that for the period beginning on your Termination Date and ending on the 24-month anniversary of your Termination Date, you will not, without the express written consent of the Compensation Committee of the Board of Directors of Pharmacia & Upjohn, Inc. (the "Parent Company"), which consent shall not be unreasonably withheld, commence employment with, be employed by, or provide substantial consulting services to, any competing pharmaceutical company (except companies where sales from pharmaceutical products, which exclude vaccines, devices, and diagnostic products as they are generally used in the pharmaceutical industry, constitute less than 20% of the total sales). In the event that you engage in the conduct proscribed by this paragraph 5, you agree to repay the separation benefit (which is 2.5 times the sum of your annual rate of base salary plus your target annual incentive bonus) provided to you under paragraph 1-16 of
Exhibit 1 of this Agreement, and all outstanding stock options (as described in paragraph 1-9 of Exhibit 1 and Exhibit 8) then held by you shall expire not later than three months following your commencement of such employment or provision of such services.

     6. Confidential Information. Except as may be required by the lawful order of a court or agency of competent jurisdiction, or except to the extent you have express written authorization from the Company, you agree that you
(i) will keep secret and confidential indefinitely, (ii) will not disclose, either directly or indirectly, to any other person, firm, or business entity, and (iii) will not use in any way, any "Confidential Information" concerning the Company and its Affiliates which was acquired by or disclosed to you during the course of your employment with the Company and any of its Affiliates, or during the period in which you provide claims information to the Company and its Affiliates in accordance with paragraph 4. "Confidential Information" means non-public information about the Company and its Affiliates, and includes, without limitation, non-public information relating to the Company's and Affiliates' customers, equipment, processes, costs, operations and methods, whether past, current, or planned, as well as knowledge and data relating to processes, machines, compounds and compositions, formulae, business plans, marketing and sales information originated, owned, controlled or possessed by the Company.

     7.  Disparagement.

(a) You agree that for the period beginning on your Termination Date and ending on the five-year anniversary of your Termination Date, you will not make any statement or disclosure that disparages the Company or its Affiliates and is intended or reasonably likely to result in material harm to the Company or its Affiliates; provided that the provisions of this paragraph (a): (i) shall not apply to testimony as a witness, compliance with other legal obligations, your assertion of or defense against any claim of breach of this Agreement (including the Exhibits thereto and the referenced plans and arrangements), or your statements or disclosures to officers or directors of the Company or its Affiliates, and (ii) shall not require you to make false statements or disclosures.

(b) The Company agrees that for the period beginning on your Termination Date and ending on the five-year anniversary of your Termination Date, the Company will issue no statement that disparages you or would reasonably result in material harm to you; provided that the provisions of this paragraph (b): (i) shall not apply to testimony as a witness, compliance with other legal obligations, assertion of or defense against any claim of breach of this Agreement (including the Exhibits thereto and the referenced plans and arrangements), or statements or disclosures to you, (ii) shall not require false statements or disclosures to be made; and (iii) shall not apply to statements substantially in the form of Exhibit 2 of this Agreement. You and the Company will cooperate with each other in any statements about your separation so as not to depart materially from the statement set forth in such Exhibit 2.

     8.  Transition.

(a) You are required to execute the resignation letter set forth in Exhibit 3 of this Agreement.

(b) You agree to return to the Company forthwith any confidential documents or material, or other property belonging to the Company, and to return all writings, files, records, correspondence, notebooks, notes and other documents and things (including any copies thereof) containing any confidential information relating to the Company and the Affiliates, provided that you shall be entitled to retain your personal notes, diaries, rolodexes and other similar documents of a personal nature.

     9. Indemnification. If you incur liability by reason of actions taken by you on behalf of the Company while you were an officer or director of the Company, or by reason of actions taken by you as required under paragraph 4 of this Agreement, you shall be eligible for indemnification from the Company in accordance with the terms of the Indemnification Agreement between you and the Company dated February 7, 1996. In addition, you shall continue to be covered under any directors and officers' liability insurance policy for your acts (or non-acts) as an officer or directors of the Company to the extent the Company provides such coverage for its former officers.

     10. Non-Alienation. To the extent legally permitted, your interests under this Agreement shall not be subject to the claims of your creditors, and shall not otherwise be voluntarily or involuntarily assigned, alienated or encumbered. Your obligations under this Agreement may not be assigned.

     11. Amendment. This Agreement may be amended or canceled only by mutual agreement of the parties in writing. So long as you live, no person, other than the parties hereto or their affiliates, shall have any rights under or interest in this Agreement or the subject matter hereof.

     12. Successors. This Agreement shall not be terminated by any merger or consolidation of the Company or the Parent Company or any transfer of all or substantially all of the assets of the Company or the Parent Company. In the event of any such merger, consolidation or transfer of assets, the provisions of this Agreement shall be binding on the surviving or resulting corporation or the person or entity to which such assets are transferred. The Company agrees that concurrently with any merger, consolidation or transfer of assets referred to in the foregoing provisions of this paragraph 12, it will cause any successor or transferee unconditionally to assume all of the obligations of the Company hereunder. This Agreement shall inure to the benefit of and be enforceable by or against you or your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If you should die while any amounts would be payable to you hereunder had you continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to such person or persons appointed in writing by you to receive such amounts or, if no person is so appointed, to your estate; provided, however, that nothing in this Agreement shall be construed to require payment to your survivors of benefits under arrangements which, by their terms, are provided only during your lifetime (including, without limitation, retirement annuity benefits to the extent that they do not provide for survivor benefits, and medical benefits provided only during your lifetime).

     13. Affiliates. For purposes of this Agreement, the term "Affiliate" means (a) any corporation, partnership or at any time thereafter, joint venture or other entity which, as of your Termination Date, owns, directly or indirectly, at least fifty percent of the voting power of all classes of stock of the Company (or any successor to the Company) entitled to vote; and (b) any corporation, partnership, joint venture or other entity in which, as of your Termination Date or at any time thereafter, at least a fifty percent voting or profits interest is owned, directly or indirectly, by the Company, by any entity that is a successor to the Company, or by any entity that is an Affiliate by reason of clause (a) next above (and shall include any predecessor to any entity described in clause (a) or (b)). For purposes of paragraph 4 (relating to assistance with claims), paragraph 5 (relating to competition), paragraph 6 (relating to confidential information and non-disclosure), paragraph 7 (relating to disparagement), the Company Release (Exhibit 4), the Employee Release (Exhibit 5), the United Kingdom Agreement (Exhibit 6), and the Confirmation of Legal Advice (Exhibit 7), the term "Affiliate" shall also include any entity that would have been an "Affiliate" by reason of the preceding sentence (including any successor to the assets or business of any such Affiliate) at any time during the period of the your employment by the Company.

     14. Effect of Breach. You acknowledge that the Company could be irreparably injured by your violation of paragraph 5, 6, 7, or 8 of this Agreement, and you agree that the Company and its Affiliates, in addition to any other remedies available to it for such breach or threatened breach, shall be entitled to seek a preliminary injunction, temporary restraining order, or other equivalent relief, restraining you from any actual or threatened breach of paragraph 5, 6, 7, or 8 of this Agreement. The Company acknowledges that you could be irreparably injured by its violation of paragraph 7 of this Agreement, and the Company agrees that you, in addition to any other remedies available to you for such breach or threatened breach, shall be entitled to a preliminary injunction, temporary restraining order, or other equivalent relief, restraining the Company and its Affiliates from any actual or threatened breach of paragraph 7 of this Agreement.

     15. Waiver of Breach. The waiver by either you or the Company (or the Affiliates) of a breach of any provision of this Agreement shall not operate as or be deemed a waiver of any subsequent breach by either you or the Company (or its Affiliates). Continuation of benefits hereunder by the Company (or its Affiliates) following a breach by you of any provision of this Agreement shall not preclude the Company from thereafter exercising any right that it may otherwise independently have to terminate said benefits based upon the same violation.

     16. Severability. The invalidity or unenforceability of any provision of this Agreement will not affect the validity or enforceability of any other provision of this Agreement, and this Agreement will be construed as if such invalid or unenforceable provision were omitted (but only to the extent that such provision cannot be appropriately reformed or modified).

     17. General Release and Waiver. As part of this Agreement, and in consideration of the releases provided to the Company as set forth in Exhibit 5 and Exhibit 6 of this Agreement, the Company shall enter into the General Release and Waiver as set forth in Exhibit 4 of this Agreement, which is attached to and forms a part of this Agreement (the "Company Release"). As part of this Agreement, and in consideration of the additional payments provided to you in accordance with this Agreement, and in consideration of the release provided to you as set forth in Exhibit 4 of this Agreement, you are required to: (i) execute the General Release and Waiver, in the form set forth as Exhibit 5 of this Agreement, which is attached to and forms a part of this Agreement (the "Employee Release"); (ii) execute the United Kingdom Agreement, in the form set forth as Exhibit 6 of this Agreement, which is attached to and forms a part of this Agreement (the "United Kingdom Agreement"); and (iii) have the Confirmation of Legal Advice, in the form set forth as Exhibit 7 of this Agreement, which is attached to and forms a part of this Agreement ("Confirmation of Legal Advice"), completed and signed. This Agreement (including all Exhibits to this Agreement), and the commitments and obligations of all parties hereunder:

(a) shall become final and binding immediately following the expiration of your right to revoke the execution of this Agreement in accordance with paragraph 2(d) of Exhibit 5 (Employee Release);

(b) shall not become final and binding until the expiration of such right to revoke; and

(c)  shall not become final and binding if you revoke such execution.

     18. Other Agreements. The rights and benefits provided to you under this Agreement are based primarily on the benefits described in the employment contract which was negotiated and entered into after the merger of Pharmacia AB and The Upjohn Company, and which is dated as of March 7, 1996 (referred to in this Agreement as the "Employment Contract", and in Exhibit 6 as the "Service Agreement"). Except as otherwise specifically provided in this Agreement, this instrument constitutes the entire agreement between you and the Company and supersedes all prior agreements and understandings, written or oral, including, without limitation, the Employment Contract and any other employment, severance or change-in-control agreements that may have been made by and between you and the Company or the Affiliates. As of your Termination Date, all rights, duties and obligations of both you and the Company pursuant to the Employment Contract and any other employment, severance or change-in-control agreements shall terminate.

     19. Notices. Notices and all other communications provided for in this Agreement shall be in writing and shall be delivered personally or sent by registered or certified mail, return receipt requested, postage prepaid (provided that international mail shall be sent via overnight or two-day delivery), or sent by facsimile or prepaid overnight courier to the parties at the addresses set forth below (or such other addresses as shall be specified by the parties by like notice). Such notices, demands, claims and other communications shall be deemed given:

(a) in the case of delivery by overnight service with guaranteed next day delivery, the next day or the day designated for delivery;

(b) in the case of certified or registered U.S. mail, five days after deposit in the U.S. mail; or

(c) in the case of facsimile, the date upon which the transmitting party received confirmation of receipt by facsimile, telephone or otherwise;

provided, however, that in no event shall any such communications be deemed to be given later than the date they are actually received. Communications that are to be delivered by the U.S. mail or by overnight service are to be delivered to the addresses set forth below:

to the Company:

     Pharmacia & Upjohn Management Company Limited
     The Pharmacia & Upjohn Management Centre
     67 Alma Road
     Windsor
     Berkshire SL4 3HD
     UK
     Attention: General Counsel

with a copy to:

     Pharmacia & Upjohn, Inc.
     7000 Portage road
     Kalamazoo, MI  49001
     USA
     Attention: General Counsel

or to you:

     Dr. John L. Zabriskie
     7051 Verdi Way
     Naples, Florida  34108

Each party, by written notice furnished to the other party, may modify the applicable delivery address, except that notice of change of address shall be effective only upon receipt.

     20. Arbitration of All Disputes. Any controversy or claim arising out of or relating to this Agreement (or the breach thereof) shall be settled by final, binding and non-appealable arbitration in Kalamazoo, Michigan by three arbitrators. Except as otherwise expressly provided in this paragraph 20, the arbitration shall be conducted in accordance with the rules of the American Arbitration Association (the "Association") then in effect. One of the arbitrators shall be appointed by the Company, one shall be appointed by you, and the third shall be appointed by the first two arbitrators. If the first two arbitrators cannot agree on the third arbitrator within 30 days of the appointment of the second arbitrator, then the third arbitrator shall be appointed by the Association. This paragraph 20 shall not be construed to limit the Company's right or your right to obtain relief under paragraph 14 with respect to any matter or controversy subject to paragraph 14, and, pending a final determination by the arbitrator with respect to any such matter or controversy, the Company or you shall be entitled to obtain any such relief by direct application to a court of law, without being required to first arbitrate such matter or controversy. Your costs of arbitration or litigation, including, without limitation, your reasonable attorneys' fees, shall be borne by the Company in accordance with paragraph 1-17 of Exhibit 1.

     21. Governing Law. This Agreement shall be construed in accordance with the laws of the State of Michigan, without regard to the conflict of law provisions of any state; provided, however, that the terms of Exhibits 6 and 7 shall be construed in accordance with the laws of England and Wales.

     22. Exhibits, Other Documents. Except as otherwise expressly provided in this Agreement, or except where the context clearly requires otherwise, all references in this Agreement to "the Agreement" or "this Agreement" shall be deemed to include references to each of the Exhibits to this Agreement. To the extent that the terms of this Agreement (including the Exhibits to this Agreement) provide that your rights or obligations set forth in this Agreement (including the Exhibits to this Agreement) are to be determined under, or are to be subject to, the terms of any other plan or other document, this Agreement (including the Exhibits to this Agreement) shall be deemed to incorporate by reference such plan or other document.

     23. Counterparts. This Agreement may be executed in more than one counterpart, but all of which together will constitute one and the same agreement.

     If you agree to the terms of this Agreement, please indicate your agreement by signing and returning a copy of this letter to the undersigned, along with a signed copy of Exhibit 3 (Letter of Resignation), a signed and notarized copy of Exhibit 5 (Employee Release), a signed copy of Exhibit 6 (United Kingdom Agreement), and a completed, signed copy of Exhibit 7 (Confirmation of Legal Advice).


                              Very truly yours,

                              Pharmacia & Upjohn
                              Management Company Ltd.

                              By:
                              Its:

                              Very truly yours,

                              Pharmacia & Upjohn, Inc.

                              By:
                              Its:


Accepted and agreed to this
____ day of _________, 1997.


     John L. Zabriskie

                            Exhibit 1

                    COMPENSATION AND BENEFITS

      This Exhibit 1 describes your right to compensation, benefits and other payments and distributions from the Company under the Agreement.

      1-1. Prior Amounts. The Company has previously paid to you the amount of all earned and previously unpaid salary and the customary goods and services allowances for the period ending on your Termination Date.

      1-2. Bonus Payment. The Company has paid to you the amount of your incentive compensation bonus for the performance period ending December 31, 1996.

      1-3. Salary Continuation. The Company shall pay you, on the Initial Payment Date (as defined below), a lump-sum cash payment of $158,333.00, which is equal to your base salary rate at the Termination Date for 60 days.

      1-4. Benefit Continuation. For the period beginning on your Termination Date, and ending on the earlier of (i) thirty (30) months following your Termination Date, or (ii) the commencement date of equivalent benefits from a new employer, such benefits to be determined on a benefit by benefit basis, the Company or Pharmacia & Upjohn Company (the "U.S. Affiliate") shall continue to keep in full force and effect (or otherwise provide) all policies of accident, disability and life insurance with respect to you and your dependents with the same level of coverage, upon the same terms and otherwise to the same extent, as in effect from time to time for active senior executives of the U.S. Affiliate, and the U.S. Affiliate and you shall share the costs of such continuation of coverage in the same proportion as such costs would have been shared if you were Executive Vice President of the Company and President of the U.S. Affiliate. At the cessation of your life insurance coverage by reason of clause (i) or (ii) of this paragraph 1-4, you shall be eligible for the retiree life insurance plan, as in effect from time to time, to the same extent provided by the U.S. Affiliate to other executives retiring from the U.S. Affiliate during 1997, with such eligibility determined based on 28 years of service plus your actual service with the Company and its Affiliates, and your deemed service from the Termination Date through November 30, 1997. A summary of such life insurance coverage, as currently in effect, is set forth in Exhibit 11.

      1-5.  Expense Reimbursement.

(a) You will be entitled to be reimbursed for the business expenses you incurred during the period ending on your Termination Date, subject to the rules established by the Company relating to such reimbursement.

(b) The amount of the reimbursement due to you in accordance with the provisions of paragraph 1-5(a) shall be reduced by the amount of any outstanding advances to you from the Company. To the extent that the amount of such outstanding advances exceeds the reimbursement due to you under paragraph 1-5(a), you shall owe the difference to the Company, and the Company shall be entitled to offset this amount against other amounts due to you.

      1-6. Vacation. The Company shall pay to you, on the Initial Payment Date, the amount of $109,615.38, which is in settlement of any and all vacation that you have accrued, and to which you are entitled from the Company. You will not accrue or be entitled to any vacation after your Termination Date.

      1-7. Repatriation. You will be reimbursed for your relocation to the United States in accordance with the relocation reimbursement policies generally applied by the U.S. Affiliate to senior expatriates being relocated to the United States (the "Repatriation Policies"), including, without limitation, the following:

(a) The Company will assume any remaining lease payments or penalties for premature termination of the lease for your primary residence in the United Kingdom.

(b) You will be entitled to reimbursement for any loss below fair market value on the sale of your wife's car which was purchased in the United Kingdom.

(c) You will be entitled to reimbursement for two return trips to the United States for house hunting for you and your wife.

(d) You will be entitled to reimbursement for up to one year of storage for your household goods.

(e) You shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by you of all taxes (including any interest or penalties imposed with respect to such taxes) including, without limitation, any foreign, U.S., or state income taxes (and any interest and penalties imposed with respect thereto) imposed upon the Gross-Up Payment, you retain amounts equal to the reimbursements due under the Repatriation Policies.

      1-8. Tax Equalization. You will be subject to the tax equalization policies applicable to other senior executives of the Company and the Parent Company, subject to the following:

(a) Your tax equalization shall be determined based on all income (i) relating to your United Kingdom assignment or (ii) other income subject to United Kingdom tax as a result of your United Kingdom assignment (subject to the limit of the Company's tax equalization policies) being subject to a U.S. hypothetical tax, which includes, without limitation, Federal and Michigan income tax and U.S. social security taxes which you would have paid had you remained in Michigan.
       Accordingly, the Company and/or the Parent Company shall withhold such hypothetical taxes as if you were a resident of Michigan at the time of payment of such income.

(b) To the extent that the U.K. (or any foreign government or subdivision), the U.S., or the State of Michigan (or any other state) in fact imposes taxes with respect to (i) your income, including tax reimbursements, relating to your United Kingdom assignment, or (ii) other income subject to U.K. tax as a result of your United Kingdom assignment and tax reimbursements with respect thereof, the Company and/or the Parent Company shall satisfy (or reimburse you for your satisfaction of) any actual taxes paid at the time of payment or at a later date.

(c) Payments, distributions, and rights that do not (i) relate to your United Kingdom assignment or (ii) are not subject to U.K. tax as a result of your United Kingdom assignment shall not be subject to tax equalization. For purposes of this Agreement, determination of whether a payment, distribution or right relates to your United Kingdom assignment shall be made in accordance with applicable U.K. tax law.

(d) You have indicated that you are not a resident of the State of Michigan. Accordingly, the Company shall withhold only those Michigan taxes which would be due as a non-resident on income allocated to Michigan which is not covered by the Company's tax equalization policies. For this purpose, the Company does not warrant that the State of Michigan will agree with its allocation, and you will be responsible for any additional taxes resulting from a revised allocation. However, the Company will reimburse you for any penalties associated with the original allocation. In addition, in the event that the U.S. and/or the state of Michigan asserts a deficiency in the amount of taxes which it asserts should have been withheld and paid with respect of payments made by the Company to you, the Company shall not satisfy any such deficiency until you have been given written notice by the Company, and such notice shall be provided promptly after the Company's receipt thereof so that, subject to the deadlines imposed on the Company by law, you are provided with a reasonable opportunity to defend against the imposition of such tax at your own cost.

(e) The Company will reimburse you (or has reimbursed you) for certain foreign, United States and state taxes for amounts relating to your U.K. assignment or other amounts subject to U.K. tax as a result of your United Kingdom assignment. If you receive a refund of any such taxes for any reason including the use of any tax credits in subsequent years (including, without limitation, alternative minimum tax credit carryover, or foreign tax credit carryover), you are required to promptly pay to the Company the amount of such refunds (net of any taxes or inclusive of any tax benefits resulting therefrom).

      1-9. Stock Options. Immediately prior to your Termination Date, you held options (the "Options") to purchase a total of 841,500 shares of common stock of the Parent Company ("Parent Stock") as set forth in Exhibit 8 (which is attached to and forms a part of this Agreement). Exercise of the Options shall be subject to the following:

(a) All of the Options shall be fully exercisable as of the Termination Date (or shall become fully exercisable as of the Termination Date, to the extent that they were not previously exercisable).

(b) Except as otherwise provided in the applicable option agreement, the Options may be exercised for up to five years after the Termination Date.

      1-10. Stock Deferral Programs. You shall be entitled to distribution of the amounts credited to your accounts under The Upjohn 1992 Performance Share Plan and The Upjohn 1992 Incentive Compensation Plan. Your rights to such distributions shall be subject to the following:

(a)   You shall be fully vested in your accounts under such plans.

(b) Distribution shall be made at March 1, 1998, and in the amounts determined in accordance with the applicable plan terms (including any prior elections regarding distribution you may have made under such plans) based on your last day of employment with the Company being the Termination Date.

(c) The amount of such distributions shall be based on the account balances as set forth in Exhibit 9 (which is attached to and forms a part of this Agreement), subject to adjustment in accordance with the terms for periods after the date reflected in such exhibit.

      1-11. Supplemental Retirement Bonus. As of the Initial Payment Date, you will receive distribution of the Supplemental Retirement Bonus, which will equal the sum of 87,629 shares of Parent Stock, plus such additional shares of Parent Stock as would result from having dividends on such stock reinvested (in accordance with the terms of the Parent Company's dividend reinvestment plan) through the date of distribution of the Supplemental Retirement Bonus, and subject to adjustment as appropriate to reflect any recapitalization or other changes in the capital stock of the Parent Company. Distribution of the Supplemental Retirement Bonus shall be made in a lump sum, with the form of distribution (as elected by you in writing in advance) to be made in shares of Parent Stock, or in cash having a value equal of such shares, with such value based on the closing price of the Parent Stock on the last business day immediately preceding the date of such distribution.

      1-12. Retirement Benefits. You will be eligible to receive retirement benefits under U.S. Affiliate's qualified retirement plan, based on the terms of that plan, and based on your termination of employment having occurred on your Termination Date. You will be eligible to receive retirement benefits under the Parent Company's Global Offices Pension Plan (the "Non-Qualified Retirement Plan") as if you had been employed by the Company (or the Parent Company) for the sum of 28 years plus your actual years of service with the Company and its Affiliates as if you had continued employment until November 29, 1997 less the amount of any other retirement benefits you are entitled to receive by virtue of your employment service with the Company or its Affiliates or any other employer, except for the retirement bonus described in paragraph 1-11. Payment of such retirement benefits shall be made in a lump sum on July 1, 1997. The determination of your retirement benefit amount under the Non-Qualified Retirement Plan shall be based on the Hewitt computations set forth in Exhibit 10, which is attached to and forms a part of this Agreement.

      1-13. Retiree Medical Benefits. You (and your dependents) shall be eligible for the medical benefit plan, as in effect from time to time, to the same extent provided by the U.S. Affiliate to other executives retiring from the U.S. Affiliate during 1997, with such eligibility determined based on 28 years of service plus your actual service with the Company and its Affiliates, and your deemed service from the Termination Date through November 30, 1997.
A summary of such medical coverage, as currently in effect, is set forth in
Exhibit 11. During the period required by law, the type of medical coverage to be provided to you and your eligible family members under this paragraph 1-13 shall be the coverage required to be provided in accordance with the provisions of section 4980B of the United States Internal Revenue Code of 1986, as amended (the "Code") and section 601 of the United States Employee Retirement Income Security Act (sometimes referred to as "COBRA coverage"); and the period of such coverage provided under this paragraph 1-4 shall be counted toward the Company's (and the Parent Company's) obligation to provide COBRA coverage.

      1-14. Outplacement. The Company shall pay for reasonable outplacement services provided by a professional outplacement service reasonably acceptable to the Company (by direct payment to the outplacement service or by prompt reimbursement to you following submission of receipts to the Company); provided, however, that such services are provided before December 31, 1997 and cost no more than $100,000.00.

      1-15. Other Benefits. Except with respect to benefits described in paragraphs 1-1 through 1-14, and except as otherwise specifically provided in this Agreement, you shall be entitled to benefits under the employee benefits plans and arrangements maintained by the U.S. Affiliate, as in effect from time to time, determined as though you had continued in the employ of the Company until your Termination Date.

      1-16. Separation Benefits. The Company shall pay you, on the Initial Payment Date, a lump-sum cash payment of $4,500,000.00, which is equal to 2.5 times the sum of your annual rate of base salary plus your target annual incentive bonus for 1996.

      1-17. Legal Fees. The Company will reimburse you for the legal fees you incur in connection with the Agreement. If any contest or dispute shall arise under this Agreement involving the failure or refusal of the Company or the Parent Company to perform fully in accordance with the terms hereof, the Company shall reimburse you, on a current basis, for your reasonable legal fees and expenses, if any, incurred by you in connection with such contest or dispute regardless of the result thereof. Any dispute over the reasonableness of legal fees shall be submitted to an arbitration for resolution.

      1-18. Withholding. All amounts otherwise payable under the Agreement shall be subject to customary withholding and other employment taxes.

      1-19. Initial Payment Date. For purposes of this Agreement, the "Initial Payment Date" shall be the first business day following the expiration of your right to revoke the execution of this Agreement in accordance with paragraph 2(d) of Exhibit 5 (Employee Release) of this Agreement (which period of permitted revocation is seven days from the date of execution of this Agreement, as set forth in such paragraph 2(d)).

      1-20. Other Payments. Except as specified in this Exhibit 1, or otherwise expressly provided in or pursuant to the Agreement, you shall be entitled to no compensation, benefits or other payments or distributions, and references in the Employee Release to the release of claims against the Company shall be deemed to also include reference to the release of claims against all compensation and benefit plans, arrangements, understandings or agreements established or maintained by the Company or any of its Affiliates.

      1-21. Parent Company Guaranty of Payment. The Parent Company shall be liable for, and agrees to pay, any amounts owed to you hereunder in the event of non-performance of the Company.